PRESS RELEASE	                       FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	       MARCH 10, 2004
111 WEST 57TH STREET, SUITE 1100
NEW YORK, NEW YORK 10019	       CONTACT: CHARLES E. HARRIS

NASDAQ/NMS SYMBOL:  TINY 	       TEL. NO. (212) 582-0900


            HARRIS & HARRIS GROUP REPORTS BALANCE SHEET
                        AS OF DECEMBER 31, 2003


	Harris & Harris Group, Inc. announced today that its audited net asset value and net asset value per share (NAV) as of December 31, 2003, were $40,682,738 and $2.95, respectively. Net assets increased in the fourth quarter from the third quarter of 2003 by $16,456,826, reflecting the net proceeds of $16,631,962 from the public offering of 2,300,000 shares of common stock on December 24, 2003.

        The increase in net asset value reflected a net increase in the valuation of the Company's venture capital investments of $516,149, offset by operating expenses of $701,880. Operating expenses for the year 2003 included $225,000 for a mandatory retirement plan which is being amortized through December 31, 2004, at the rate of $56,250 per quarter. There was no provision for the mandatory retirement plan in 2002.

               SUMMARY OF FINANCIAL RESULTS


	  December 31, 2003	September 30, 2003	December 31, 2002
	       (Audited)	     (Unaudited)	    (Audited)

Total Assets	$44,115,128	   $34,392,032             $35,951,969

Net Assets	$40,682,738	   $24,225,912	           $27,256,046

Total Net
Income Tax
Liability	$   651,969	   $   585,749             $ 1,527,000

Net Asset
Value per
Share	        $      2.95 	   $      2.11             $      2.37

Shares
Outstanding	 13,798,845	    11,498,845	            11,498,845


	Harris & Harris Group is a publicly traded venture capital company that now makes initial investments exclusively in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). The Company's last 12 initial private equity investments have been in tiny-technology enabled companies. The Company has 13,798,845 common shares outstanding.

	Detailed information about Harris & Harris Group, Inc. and its holdings can be found on its website at http://www.TinyTechVC.com.


This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K and recent Prospectus filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc., undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.